EXHIBIT 99.1

FOR IMMEDIATE RELEASE TUESDAY, JUNE 8, 2004 Media Contact: David J. Vander Zanden President / CEO 920-882-5602	Mary Kabacinski EVP / CFO 920-882-5852

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2004 RESULTS

Highlights

•	Record Revenue and Net Income
•	Product Mix Favors Proprietary Products
•	UK Publishing Business Sold

Greenville, WI, June 8, 2004—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today announced record revenues of $907.5 million for fiscal 2004, a 4.3 percent increase over last year’s record performance. Net income grew to $40.8 million, a 3.0 percent increase over last year. Fiscal 2004 fourth quarter revenues increased $17.3 million to $161.4 million, a 12.0 percent increase over fiscal 2003’s fourth quarter.

Net loss per share increased to $0.32 in fiscal 2004’s fourth quarter from $0.26 in the same quarter last year. Fiscal 2004’s fourth quarter results include the off-season acquisitions of Califone and Children’s Publishing.

“We delivered record results for both revenue and net income this year despite a difficult funding environment for our customers,” said David J. Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “Our specialty segment, which is predominantly proprietary products designed for specific age groups and curriculum areas, represented 54 percent of revenues this quarter and continues to be an increasingly important factor in our market share gain,” he added.

Fiscal 2004’s Financial Results

Net income for fiscal 2004 was $40.8 million, a 3.0 percent increase over fiscal 2003’s net income of $39.6 million. Diluted earnings per share was $1.94 for fiscal 2004 on 24.1 million diluted shares outstanding as compared to $1.94 on 23.4 million diluted shares outstanding in 2003. Revenues increased 4.3 percent from $870.0 million to $907.5 million, driven primarily by revenues of acquired businesses. Gross margin grew 20 basis points from 41.1 percent in fiscal 2003 to 41.3 percent in fiscal 2004. The increase in gross margin reflected a 40 basis point improvement in the specialty segment and an increase in product mix to higher margin proprietary products. This improvement was partially offset by a decline in traditional segment gross margins resulting from a very competitive pricing environment, particularly in the furniture lines and bid business.

School Specialty, Inc.

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Selling, general and administrative expenses (“SG&A”) as a percent of revenues increased 50 basis points from 31.3 percent of revenues in fiscal 2003 to 31.8 percent of revenues in fiscal 2004. The increase was primarily due to infrastructure costs associated with the Children’s Publishing and Califone acquisitions, which occurred in January 2004, an increase in revenue mix from the specialty segment, which generally has higher marketing costs than the traditional segment and one-time costs associated with supply chain optimization projects. These increases were partially offset by reduced SG&A in the traditional segment, due to a reduction in selling expenses attributable to the reduction in gross margin. Earnings before interest and other, taxes, depreciation and amortization (EBITDA) increased 2.5 percent to $104.0 million from $101.5 million last year.

In March 2004 School Specialty sold the stock of Living and Learning Ltd. to Findel Education Ltd. for approximately $4 million. Living and Learning Ltd., with revenues of $9 million, is based in the United Kingdom (“UK”) and was a division of the Children’s Publishing business purchased from McGraw-Hill in January 2004, and the only operation School Specialty had in the UK. School Specialty, Inc. also completed an exclusive distribution agreement with Living and Learning to distribute in the United States.

“Califone and Children’s Publishing are both off to a good start as members of the School Specialty group,” said David Vander Zanden. “These lines are 100 percent proprietary products with proven success and acceptance in the classroom,” he added. “Our merchandisers are proud to present these expanded product offerings to our customers, and we are very pleased with the new channels of distribution.”

Paul Deal joined School Specialty in April 2004 as Executive Vice President for Supply Chain. He brings extensive experience in all aspects of supply chain management, particularly productivity optimization in centralized distribution center operations, inventory demand planning and warehouse management systems. Deal spent 20 years with McMaster-Carr Supply Company, a leading Chicago-based international distributor of industrial supplies, managing 1.5 million SKU’s across multiple distribution centers.

“We are pleased to have Paul join the executive team,” said David Vander Zanden. “We mobilized over 100 associates this off season focused on the goal of optimizing customer service. “The one-time increased SG&A costs incurred to enhance supply chain in fiscal 2004 were approximately $1.5 million. We look forward to delighting our customers with the best delivery statistics in the industry,” he added.

Fourth Quarter Results

Net loss for fiscal 2004’s seasonally slow fourth quarter was $6.1 million as compared to $4.9 million in the year ago quarter. Revenues increased 12.0 percent from $144.1 million to $161.4 million, driven primarily by revenues of acquired businesses. Gross margin expanded 30 basis points from 42.2 percent to 42.5 percent, driven by product mix. SG&A increased $9.8 million, due primarily to the inclusion of acquired operations and expenses related to new initiatives.

“We believe the K-12 funding environment is improving with the majority of state budgets seeing the benefits of tax receipts trending higher than expectations. The pace of new jobs creation continues to provide states with higher levels of tax revenue, along with higher corporate tax payments. We expect our results to reflect this increased spending on schools in fiscal 2005,” said David Vander Zanden.

School Specialty, Inc.

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Outlook

“In fiscal 2005 we expect revenues in the range of $970 million to $1 billion, representing growth of 7 to 10 percent. We are targeting diluted EPS at $2.30 to $2.50 per diluted share, a 19 to 29 percent increase over fiscal 2004. Our guidance reflects the divestiture of the UK publishing business and valuation and amortization of acquired intangibles,” said David Vander Zanden.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2004 fourth quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 120,000 products and services. The company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Educator’s Marketplace, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.4 of School Specialty’s Annual Report on Form 10-K for fiscal year 2003 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Fiscal Year Ended
	April 24, 2004	April 26, 2003	April 24, 2004	April 26, 2003
Revenues	$161,398	$144,050	$907,503	$870,030

Cost of revenues	92,817	83,302	532,824	512,167

Gross profit	68,581	60,748	374,679	357,863

Selling, general and administrative expenses	73,717	63,929	288,560	271,916

Operating income (loss)	(5,136)	(3,181)	86,119	85,947

Interest expense and other	4,872	4,917	19,407	19,910

Income (loss) before provision for (benefit from) income taxes	(10,008)	(8,098)	66,712	66,037

Provision for (benefit from) income taxes	(3,888)	(3,243)	25,915	26,447

Net income (loss)	$(6,120)	$(4,855)	$40,797	$39,590

Weighted average shares outstanding:
Basic	19,012	18,430	18,828	18,324
Diluted	19,012	18,430	24,125	23,378

Per share amounts:
Basic	$(0.32)	$(0.26)	$2.17	$2.16
Diluted	$(0.32)	$(0.26)	$1.94	$1.94

Earnings before interest and other, taxes, depreciation and amortization (EBITDA) reconciliation:
Net income (loss)	$(6,120)	$(4,855)	$40,797	$39,590
Provision for (benefit from) income taxes	(3,888)	(3,243)	25,915	26,447
Interest expense and other	4,872	4,917	19,407	19,910
Depreciation and amortization expense	4,973	4,091	17,905	15,521

EBITDA	$(163)	$910	$104,024	$101,468

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

Unaudited

	April 24, 2004	April 26, 2003
Assets
Cash and cash equivalents	$2,369	$2,389
Accounts receivable	52,995	48,533
Inventories	139,786	106,756
Prepaid expenses and other current assets	28,069	27,436
Deferred taxes	5,757	4,324

Total current assets	228,976	189,438
Property and equipment, net	65,294	63,969
Goodwill and other intangible assets, net	517,696	474,312
Other	20,641	8,616

Total assets	$832,607	$736,335

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$524	$512
Accounts payable	58,225	57,355
Other current liabilities	38,226	35,625

Total current liabilities	96,975	93,492
Long-term debt	314,104	292,844
Deferred taxes	42,553	28,546

Total liabilities	453,632	414,882
Shareholders’ equity	378,975	321,453

Total liabilities & shareholders’ equity	$832,607	$736,335

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Fiscal Year Ended
	April 24, 2004	April 26, 2003
Cash flows from operating activities:
Net income	$40,797	$39,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	17,905	15,521
Amortization of debt fees and other	2,677	3,027
Deferred Taxes	8,647	8,222
Restructuring related payments	(216)	(356)
(Gain) loss on disposal of property and equipment	(15)	1,122
Net borrowings (repayments) under accounts receivable securitization facility	4,000	(4,000)
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	4,601	2,101
Inventories	(5,690)	3,609
Prepaid expenses and other assets	(3,348)	2,128
Accounts payable	(5,562)	2,845
Accrued liabilities	434	(11,783)

Net cash provided by operating activities	64,230	62,026

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(89,273)	(55,843)
Proceeds from business dispostion, net of cash disposed	4,026	—
Additions to property and equipment	(8,974)	(11,305)
Proceeds from disposal of property and equipment	1,135	655

Net cash used in investing activities	(93,086)	(66,493)

Cash flows from financing activities:
Proceeds from bank borrowings	349,900	247,200
Repayment of debt and capital leases	(461,730)	(251,339)
Proceeds from convertible debt offering	133,000	—
Payment of debt fees and other	(4,044)	(1,573)
Proceeds from exercise of stock options	11,710	6,445

Net cash provided by financing activities	28,836	733

Net decrease in cash and cash equivalents	(20)	(3,734)
Cash and cash equivalents, beginning of period	2,389	6,123

Cash and cash equivalents, end of period	$2,369	$2,389

Free cash flow reconciliation:
Net cash provided by operating activities	$64,230	$62,026
Additions to property and equipment	(8,974)	(11,305)
Proceeds from disposal of property and equipment	1,135	655
Net (borrowings) repayments under accounts receivable securitization facility	(4,000)	4,000

Free cash flow	$52,391	$55,376

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2004

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	4Q04-QTD	4Q03-QTD	Change $	Change %	4Q04-QTD	4Q03-QTD
Revenues
Traditional	$74,845	$75,352	$(507)	-0.7%	46.4%	52.3%
Specialty	86,553	68,698	17,855	26.0%	53.6%	47.7%

Total Revenues	$161,398	$144,050	$17,348	12.0%	100.0%	100.0%

					% of Gross Profit
	4Q04-QTD	4Q03-QTD	Change $	Change %	4Q04-QTD	4Q03-QTD
Gross Profit
Traditional	$26,664	$27,491	$(827)	-3.0%	38.9%	45.3%
Specialty	41,917	33,257	8,660	26.0%	61.1%	54.7%

Total Gross Profit	$68,581	$60,748	$7,833	12.9%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	4Q04-QTD	4Q03-QTD
Gross Margin
Traditional	35.6%	36.5%
Specialty	48.4%	48.4%

Total Gross Margin	42.5%	42.2%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	4Q04-YTD	4Q03-YTD	Change $	Change %	4Q04-YTD	4Q03-YTD
Revenues
Traditional	$468,529	$472,459	$(3,930)	-0.8%	51.6%	54.3%
Specialty	438,974	397,571	41,403	10.4%	48.4%	45.7%

Total Revenues	$907,503	$870,030	$37,473	4.3%	100.0%	100.0%

					% of Gross Profit
	4Q04-YTD	4Q03-YTD	Change $	Change %	4Q04-YTD	4Q03-YTD
Gross Profit
Traditional	$156,179	$161,597	$(5,418)	-3.4%	41.7%	45.2%
Specialty	218,500	196,266	22,234	11.3%	58.3%	54.8%

Total Gross Profit	$374,679	$357,863	$16,816	4.7%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	4Q04-YTD	4Q03-YTD
Gross Margin
Traditional	33.3%	34.2%
Specialty	49.8%	49.4%

Total Gross Margin	41.3%	41.1%